Exhibit 4.1

SUBSCRIPTION AGREEMENT

DEEDFLOW, INC.

A DELAWARE CORPORATION

This is a Subscription for

Royalty Revenue Bonds, Series 2026

(also referred to herein as the “Bonds,” “Units,” or “Bond Tokens”)

of

DeedFlow, Inc. (“DeedFlow”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of [_____], by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and DeedFlow, Inc., a Delaware corporation (“DeedFlow” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by DeedFlow) Royalty Revenue Bonds, Series 2026, at a purchase price of $10.00 per Bond (each, a “Bond,” “Unit,” or “Bond Token,” and collectively, the “Bonds”), in the amount set forth in Section 1 and on the signature page hereto, offered pursuant to the most recent Offering Circular of DeedFlow (the “Offering Circular”) qualified by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTICE REGARDING AGREEMENT TO ARBITRATE

ALL INVESTORS ARE REQUIRED TO ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

THESE DISPUTE RESOLUTION PROVISIONS APPLY IN ANY LITIGATION RELATING TO THIS SUBSCRIPTION AGREEMENT, THE BONDS, OR THE COMPANY, INCLUDING CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS SUBSCRIPTION AGREEMENT (WHICH IS INTENDED TO BE CONSISTENT WITH THE CORRESPONDING PROVISIONS OF THE INDENTURE GOVERNING THE BONDS), INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

NOTICE REGARDING WAIVER OF RIGHTS TO INSPECT BOOKS AND RECORDS

BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS CONTAINED IN THIS AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE DEEDFLOW’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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1.       Subscription for and Purchase of the Bonds.

1.1.	Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Bonds, at a purchase price of $10.00 per Bond, in the amount of the aggregate purchase price (the “Purchase Price”) set forth on the signature page to this Agreement;

1.2.	Unless waived by DeedFlow’s Board of Directors, the Subscriber must initially purchase at least 250 Bonds ($2,500.00 in the aggregate) in this offering. There are no minimum subscription requirements when subscribing for additional Bonds once the Subscriber has purchased the requisite minimum of 250 Bonds.

1.3.	The offering of Bonds is described in the Offering Circular, which is available through the online subscription platform operated by DeedFlow’s designated Transfer Agent and payment agent for the Bonds, T7X Equity, Inc. (in its payment-processing capacity, the “Payment Agent,” and the online platform it operates, the “Platform”), as well as on the SEC’s EDGAR website. The Payment Agent’s role is limited to transfer-agent recordkeeping and processing payments due on the Bonds (including the Priority Return and par repayment); it is not the Trustee, does not hold the security interest granted with respect to the amounts on deposit in or credited to the Royalty Pool Collection Account, DeedFlow’s contractual rights to receive the Property Sale Royalty and Lien Redemption Royalty, related Royalty Pool deposit rights and obligations, and proceeds of the foregoing, and has no obligation to enforce any Bondholder remedy upon a default or breach as defined in the Indenture (an “Event of Default”). Those functions will instead be performed by the Trustee under the Indenture, as described in the Offering Circular under “Description of Securities.” The identity of the Trustee will be confirmed prior to the final form of this Agreement to investors. Please read this Agreement, the Offering Circular, and the Bond Indenture governing the terms of the Bonds (the “Indenture”). While they are subject to change, as described below, DeedFlow advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Platform’s Terms and Conditions and Terms of Service and agree to transact business with us and to receive communications relating to the Bonds electronically.

1.4.	DeedFlow has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5.	Once you make a funding commitment to purchase the Bonds, it is irrevocable unless the subscription is rejected by DeedFlow, or DeedFlow otherwise determines not to consummate the transaction.

1.6.	The undersigned has received and read a copy of the Indenture (or, to the extent the Indenture has not yet been executed and filed, the summary of its material terms set forth in the Offering Circular under “Description of Securities”) and agrees that its execution of this Subscription Agreement constitutes its acknowledgment of, and agreement to be bound by, the terms of the Bonds set forth therein. DeedFlow shall notify the undersigned if the final Indenture, as executed, differs in any material respect from the summary of its terms set forth in the Offering Circular, and the undersigned shall have ten (10) business days following receipt of such notice to withdraw this Subscription. Upon acceptance of this Subscription Agreement by DeedFlow, the undersigned will become a holder of Bonds (a “Bondholder”). When this Subscription Agreement is countersigned by DeedFlow, the terms of the Indenture shall govern the Bonds issued to the undersigned as of the settlement date.

1.7.	The undersigned has carefully reviewed the arbitration notice set forth on the first page of this Agreement, Section 11 and Section 12 of this Agreement, and the arbitration risk factor disclosure in the Offering Circular. The undersigned hereby acknowledges, understands, and agrees that: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the Arbitration Award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

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2.       Purchase of the Bonds.

2.1.	The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to DeedFlow the Purchase Price by ACH deposit, wire transfer, check, or such other means as DeedFlow deems appropriate, as agreed to by DeedFlow on the Platform.

2.2.	If DeedFlow returns the Subscriber’s Purchase Price to the Subscriber, DeedFlow will not pay any interest to the Subscriber.

2.3.	If this Subscription is accepted by DeedFlow, the Subscriber agrees to comply fully with the terms of this Agreement, the Bonds, and all other applicable documents or instruments of DeedFlow, including the Indenture. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Bonds.

2.4.	In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to DeedFlow for the Bonds will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, DeedFlow shall refund to the Subscriber any payment made by the Subscriber to DeedFlow with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

2.5.	To the extent that the funds are not ultimately received by DeedFlow or are subsequently withdrawn by the Subscriber, whether due to an ACH chargeback or otherwise, this Subscription Agreement will be considered terminated, and the Subscriber shall not be entitled to any Bonds subscribed for, or to any Priority Return or other distributions that may have accrued. In such event, the Subscriber shall promptly return to DeedFlow any Priority Return or other distributions previously received in connection with such Bonds, and shall reimburse DeedFlow for any reasonable costs, fees, or expenses incurred by DeedFlow as a result of such chargeback or withdrawal, including any bank fees or processing charges.

3.       Investment Representations and Warranties of the Subscriber.

The Subscriber represents and warrants to DeedFlow the following:

3.1.	The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to DeedFlow upon signing up for the Platform regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that DeedFlow accepts this subscription. Further, the Subscriber shall immediately notify DeedFlow of any change in any statement made herein prior to the Subscriber’s receipt of DeedFlow’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by DeedFlow and by any investigating party relying on them.

3.2.	Reserved.

3.3.	The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by DeedFlow, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

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3.4.	At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by DeedFlow or any other person that:

(a)	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment;

(b)	That although the Bonds are entitled to an 8% per annum return (the “Priority Return”) payable primarily from the Royalty Pool, as described in the Offering Circular and the Indenture, such Priority Return may not be paid in full when due, may accrue as Accrued Shortfall, and may never be fully realized; or

(c)	The past performance or experience on the part of DeedFlow and/or its management does in any way indicate the predictable or probable results of the ownership of the Bonds or the overall DeedFlow business.

3.5.	The Subscriber has received this Agreement, the Offering Circular and, to the extent available, the Indenture. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by DeedFlow or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with DeedFlow and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the purchase of the Bonds.

3.6.	The Subscriber understands that the Bonds being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Bonds, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Bonds. The Subscriber has read, reviewed, and understood the risk factors set forth in the Offering Circular, including, without limitation, the risk factors relating to the sufficiency of the Royalty Pool, the accumulation of Accrued Shortfall, the limited security interest and otherwise unsecured and subordinate ranking of the Bonds, DeedFlow’s early-stage operations and its auditor’s going concern qualification, the tokenized and blockchain-based form of the Bonds, and the tax treatment of the Bonds as Contingent Payment Debt Instruments.

3.7.	The Subscriber understands that any forecasts or predictions as to DeedFlow’s performance are based on estimates, assumptions and forecasts that DeedFlow believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by any such forecasts.

3.8.	The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time, including through the full 10-year term of the Bonds. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in the Bonds.

3.9.	With respect to a non-accredited investor, the amount of Bonds being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.10.	The Subscriber has had an opportunity to ask questions of DeedFlow or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Bonds, as well as about DeedFlow and its business generally, and to obtain any additional information that DeedFlow possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11.	The Subscriber agrees to provide any additional documentation DeedFlow may reasonably request, including documentation as may be required by DeedFlow to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

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3.12.	The Subscriber understands that no state or federal authority has made any finding or determination relating to the fairness for investment of the Bonds, or has recommended or endorsed the Bonds. The Subscriber understands that the Bonds are being offered pursuant to an exemption from registration under Regulation A of the Act, and that the Offering Circular has been qualified by the SEC, but that such qualification does not constitute approval, endorsement, or a finding of fairness by the SEC or any state securities authority.

3.13.	The Subscriber understands that DeedFlow has not registered, and does not intend to register, as an investment company under the Investment Company Act of 1940, as amended (the “ICA”), and instead intends to rely on the exclusions available under Section 3(c)(5)(C) and Section 3(b)(1) of the ICA, as described in the Offering Circular under “Investment Company Act Considerations.” The Subscriber understands there is no assurance that DeedFlow will continue to qualify for these exclusions throughout the term of the Bonds, and that loss of an applicable exclusion could require DeedFlow to materially restructure its operations. The Subscriber agrees that any such restructuring undertaken in good faith by DeedFlow to maintain compliance with the ICA shall not constitute a breach of this Agreement. In addition, the Subscriber understands that DeedFlow is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.14.	The Subscriber is subscribing for and purchasing the Bonds without being furnished any offering literature, other than the Offering Circular, the Indenture (to the extent available), and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from DeedFlow in writing, and without receiving any representations or warranties from DeedFlow or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15.	The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on the signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to DeedFlow. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16.	The Subscriber is subscribing for and purchasing the Bonds solely for the Subscriber’s own account, for investment purposes, and not with a view toward or in connection with an unlawful distribution thereof. The Subscriber understands that there is no existing public trading market for the Bonds and that, to the extent applicable, non-accredited investors may be subject to resale limitations under Rule 251(d)(3) of Regulation A for a period of one year following purchase. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Bonds, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Bonds, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17.	The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s purchase of the Bonds, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18.	DeedFlow’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

For purposes of this Section 3.18, the following terms shall have the meanings described below:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

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“Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country;

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to DeedFlow in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause DeedFlow or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by DeedFlow, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that DeedFlow may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. DeedFlow reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to DeedFlow. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

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(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of a Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family”, which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or a Foreign Bank without a physical presence in any country, but does not include a regulated affiliate; or

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank”, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify DeedFlow if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, DeedFlow may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to, redemption of the Subscriber’s Bonds to the extent permitted under the Indenture.

3.19.	The Subscriber represents and warrants that the Subscriber is either:

(a)	Purchasing the Bonds with funds that constitute the assets of one or more of the following:

(i)	an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA;

(ii)	an “employee benefit plan” as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including a governmental plan, non-electing church plan or foreign plan). The Subscriber hereby represents and warrants that (a) its investment in the Bonds: (1) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (2) has been duly authorized and approved by all necessary parties; and (3) is in compliance with all applicable laws, and (b) neither DeedFlow nor any person who manages the assets of DeedFlow will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of the investment in the Bonds by such Subscriber;

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(iii)	a plan that is subject to Section 4975 of the Code (including an individual retirement account);

(iv)	an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA or “plans” that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

(v)	an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code, or both; or

(b)	Not purchasing the Bonds with funds that constitute the assets of any of the entities or plans described in Section 3.19(a)(i) through 3.19(a)(v) above.

3.20.	The Subscriber further represents and warrants that neither Subscriber nor any of its affiliates (a) has discretionary authority or control with respect to the assets of DeedFlow or (b) provides investment advice for a fee (direct or indirect) with respect to the assets of DeedFlow. For this purpose, an “affiliate” includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person, and “control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

3.21.	The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning DeedFlow and the Bonds, and to consult with independent tax advisers regarding the tax consequences of investing in the Bonds. The Subscriber acknowledges that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that DeedFlow is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the purchase of the Bonds.

Additional Representations Specific to the Bonds.

3.22.	The Subscriber understands and acknowledges that the Bonds are direct, general corporate debt obligations of DeedFlow and are not equity securities. The Bonds are not convertible into, and do not carry any warrant, option, or other right to acquire, common stock (“Common Stock”), preferred stock (“Preferred Stock”), or any other equity interest in DeedFlow.

3.23.	The Subscriber understands and acknowledges that: (a) the 8% per annum Priority Return on the Bonds is not a guaranteed fixed coupon and is payable primarily from the amounts on deposit in or credited to the Royalty Pool Collection Account, DeedFlow’s contractual rights to receive the Property Sale Royalty and Lien Redemption Royalty, related Royalty Pool deposit rights and obligations, and proceeds of the foregoing, as described in the Offering Circular, with quarterly distributions processed by the Payment Agent; (b) if the Royalty Pool is insufficient in any quarterly period, the shortfall accrues as Accrued Shortfall, compounding at 8% per annum, which constitutes an unconditional corporate obligation of DeedFlow payable at maturity but which may not be paid on any particular scheduled distribution date; and (c) DeedFlow’s obligation to repay par value at maturity and to pay Accrued Shortfall is an unconditional general obligation of DeedFlow, but DeedFlow’s ability to satisfy that obligation will depend on DeedFlow having sufficient assets and liquidity at maturity, which cannot be assured.

3.24.	The Subscriber understands and acknowledges that, other than the security interest granted to the Trustee in the Royalty Pool collection account described in the Offering Circular, the Bonds are unsecured corporate obligations that rank behind: (a) DeedFlow’s outstanding bridge promissory notes (“Bridge Notes”), including the Bridge Note held by DeedFlow’s Chief Executive Officer, which are senior to the Bonds by their terms; (b) senior secured property-level lenders holding liens on individual portfolio properties; and (c) all other secured creditors of DeedFlow. In any DeedFlow bankruptcy, insolvency, or liquidation, the Subscriber, as a Bondholder, will rank as an unsecured creditor behind all such senior and secured obligations. The Subscriber further understands that the Trustee, and not the Payment Agent, T7X Equity, Inc., is the entity that will hold this security interest and exercise remedies on Bondholders’ behalf following an Event of Default; the Payment Agent’s role is limited to transfer-agent and payment-processing functions and does not include any collateral-holding or default-enforcement responsibility.

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3.25.	The Subscriber understands and acknowledges that DeedFlow intends to treat the Bonds as Contingent Payment Debt Instruments (“CPDIs”) under Treasury Regulation Section 1.1275-4 for U.S. federal income tax purposes, and that, as a result, the Subscriber may be required to accrue and report taxable original issue discount income each year based on DeedFlow’s projected payment schedule and comparable yield, regardless of the amount of cash the Subscriber actually receives from DeedFlow in that year. The Subscriber acknowledges that this treatment may result in the Subscriber owing tax on “phantom income” in periods when the Royalty Pool is insufficient to fund cash distributions, and the Subscriber has been advised to consult the Subscriber’s own tax advisor regarding this treatment. See “Material U.S. Federal Tax Considerations” in the Offering Circular.

3.26.	The Subscriber understands and acknowledges that the Bonds will be issued in the form of digital tokens (“Tokens”), and that: (a) the official record of ownership of the Bonds will be maintained off-chain by DeedFlow’s Transfer Agent and Payment Agent, T7X Equity, Inc., in its master securityholder file, which is the sole authoritative record of ownership of the Bonds in all circumstances; (b) any blockchain-based index of the Tokens, including any index maintained on the blockchain platform described in the Offering Circular (the “Trusted Smart Chain”), is not the legal record of ownership and does not supersede the Transfer Agent’s records; (c) the Subscriber will not custody any blockchain wallet or private keys in connection with the Bonds, and all Tokens will be held by the Transfer Agent in a single omnibus wallet under its exclusive custody and control; and (d) the Subscriber has read and understands the risk factors set forth in the Offering Circular under “Risk Factors — Risks Related to Tokenization and Blockchain.”

3.27.	The Subscriber understands and acknowledges that there is no existing trading market for the Bonds, that DeedFlow has not applied to list the Bonds on any securities exchange, and that the Subscriber should be prepared to hold the Bonds to their 10-year maturity, subject to DeedFlow’s right to redeem the Bonds earlier as described in the Offering Circular and the Indenture.

4.       Tax Forms.

The Subscriber will complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us. The Subscriber further acknowledges that, because the Bonds are intended to be treated as Contingent Payment Debt Instruments, DeedFlow will furnish the Subscriber with annual original issue discount accrual information on IRS Form 1099-OID (or its successor form), which may reflect income in excess of actual cash distributions received in a given year. See Section 3.25 above and “Material U.S. Federal Tax Considerations” in the Offering Circular.

5.       No Advisory Relationship.

You acknowledge and agree that the purchase and sale of the Bonds pursuant to this Agreement is an arms-length transaction between you and DeedFlow. In connection with the purchase and sale of the Bonds, DeedFlow is not acting as your agent or fiduciary. DeedFlow assumes no advisory or fiduciary responsibility in your favor in connection with the Bonds or DeedFlow’s underlying real estate operations. DeedFlow has not provided you with any legal, accounting, regulatory or tax advice with respect to the Bonds, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

6.       Bankruptcy.

In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid DeedFlow being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by DeedFlow to return the Bonds to DeedFlow for a refund, or that DeedFlow be required to redeem the Bonds, other than in accordance with the optional or mandatory redemption terms set forth in the Indenture and described in the Offering Circular, or (ii) DeedFlow be mandated or ordered to redeem the Bonds held or owned by you other than in accordance with such terms.

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7.       Miscellaneous Provisions.

7.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

7.2.	All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of DeedFlow (or that you submitted to us via the Platform). You shall send all notices or other communications required to be given hereunder to DeedFlow via email at invest@deedflow.co (with a copy to be sent concurrently via prepaid certified mail to: DeedFlow, Inc., 5263 West, Windsor Ln, Highland, UT 84003, Attention: Investor Relations).

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

7.3.	This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of DeedFlow. Any such assignment, transfer or delegation in violation of this section shall be null and void. Notwithstanding the foregoing, DeedFlow may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Subscriber, to any affiliate of DeedFlow or to any successor entity in connection with a merger, reorganization, or sale of all or substantially all of DeedFlow’s assets.

7.4.	The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

7.5.	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto; provided, however, that (a) any amendment to the Bonds or the Indenture made in accordance with the collective action or amendment provisions of the Indenture shall be effective as to this Agreement without the separate consent of the Subscriber, and (b) DeedFlow may make non-material administrative or clarifying amendments to this Agreement upon written notice to the Subscriber.

7.6.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7.	In the event that DeedFlow commences any suit, action or other proceeding to interpret this Agreement, or determines to enforce any right or obligation created hereby, then DeedFlow, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. This Section 7.7 shall not limit any right of the Subscriber to recover attorney’s fees under any applicable statute that expressly provides for such recovery.

7.8.	This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Bonds and the Indenture) constitute the entire agreement among the parties and shall constitute the sole documents setting forth the terms and conditions of the Subscriber’s contractual relationship with DeedFlow with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

7.9.	This Agreement may be executed in any number of counterparts, or facsimile or email counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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7.10.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

7.11.	The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for the Trustee under the Indenture, the Payment Agent, and any affiliates of DeedFlow that may be involved in the issuance or servicing of the Bonds on the Platform, which the parties expressly agree shall be third-party beneficiaries hereof.

8.       Consent to Electronic Delivery.

The Subscriber hereby agrees that DeedFlow may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of DeedFlow and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber regarding the Bonds or hereunder, by means of e-mail or by posting on an electronic message board or by other means of electronic communication. Because DeedFlow and the Platform operate principally over the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)	Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)	Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)	Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)	How to Contact Us Regarding Electronic Disclosures. You can contact us via email at invest@deedflow.co. You may also reach us in writing at the following address: DeedFlow, Inc., 5263 West, Windsor Ln, Highland, UT 84003, Attention: Investor Relations. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to invest@deedflow.co. You also agree to update your registered residence address and telephone number on the Platform if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Platform.

9.       Consent to Electronic Delivery of Tax Documents.

Please read this disclosure about how we will provide certain documents that we are required by the IRS to send to you (“Tax Documents”) in connection with your Bonds. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099-OID and other applicable Forms 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

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(a)	Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the Platform. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive Tax Documents electronically continues for every tax year until you withdraw your consent.

(b)	How We Will Notify You That a Tax Document is Available. You will receive an electronic notification via email when your Tax Documents are ready for access on the Platform. Your Tax Documents will be maintained on the Platform through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(c)	Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one via the Platform. You can also contact us at invest@deedflow.co and request a paper copy.

(d)	Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

DeedFlow, Inc.

Attention: Investor Relations

5263 West, Windsor Ln

Highland, UT 84003

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(e)	Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

(i)	You do not have a password for your DeedFlow investor account;

(ii)	Your DeedFlow investor account is closed;

(iii)	You were removed from the DeedFlow investor account;

(iv)	Your role or authority on the DeedFlow investor account changed in a manner that no longer allows you to consent to electronic delivery;

(v)	We received three consecutive email notifications that indicate your email address is no longer valid; or

(vi)	We cancel the electronic delivery of Tax Documents.

(f)	You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at invest@deedflow.co.

(g)	Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements set forth above in Section 8(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

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10.       Limitations on Damages.

IN NO EVENT SHALL DEEDFLOW BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL DEEDFLOW’S TOTAL AGGREGATE LIABILITY TO THE SUBSCRIBER UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE PURCHASE PRICE ACTUALLY PAID BY THE SUBSCRIBER FOR THE BONDS. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

11.       Arbitration.

(a)	Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 11 (this “Arbitration Provision”). The arbitration shall be conducted in the State of Delaware. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and DeedFlow (or persons claiming through or connected with DeedFlow), on the other hand, relating to or arising out of this Agreement, the Bonds, the Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that are related to DeedFlow, including with respect to this offering, the Bonds, DeedFlow’s ongoing operations and the management of its investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b)	The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS (“JAMS”). The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(c)	If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(d)	Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitration administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal (each, an “Arbitration Award”), shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

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(e)	We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS, REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f)	Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g)	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h)	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any Bond or any amounts owed thereon, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

(i)	You also acknowledge that the requirement to arbitrate disputes contained in this Section 11 and the waiver of court and jury rights contained in Section 12 are intended to be consistent with the corresponding provisions of the Indenture, and that subsequent holders of the Bonds will also be subject to such provisions.

(j)	BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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12.       Waiver of Court & Jury Rights.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE BONDS, OR ANY OTHER AGREEMENTS RELATED THERETO.

13.       Waiver of Rights to Inspect Books and Records.

By executing this Agreement, you expressly and completely waive, to the fullest extent permitted by law, any right you may have, whether under Section 220 of the Delaware General Corporation Law, the Indenture, or otherwise, to request to review and obtain information relating to and maintained by DeedFlow, including, but not limited to, names and contact information of DeedFlow’s other securityholders and any other information deemed to be confidential by DeedFlow in its sole discretion, except for such reports and information as DeedFlow is required to furnish to Bondholders under the Indenture or under Rule 257 of Regulation A. In addition, by executing this Agreement, you expressly agree not to seek to compel DeedFlow to produce any information described in the preceding sentence or pursuant to any statutory scheme or provision. BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, INVESTORS WILL NOT BE DEEMED TO WAIVE DEEDFLOW’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

14.       Authority.

By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber:

Description of Entity (if applicable):

EIN/SSN:

Signature of Subscriber:

Name of Person Signing on behalf of Subscriber:

Title (if applicable):

Address of Subscriber:

Telephone:

Email:

Number of Bonds Purchased (250-Bond minimum, unless waived):

Purchase Price (at $10.00 per Bond):

(Signature Page to Subscription Agreement)

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